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                                                                     Exhibit 21

                               GKN HOLDING CORP.

                              List of Subsidiaries


Name of Subsidiary                            Jurisdiction of Incorporation
------------------                            -----------------------------
GKN Securities Corp.                                      New York
Southeast Research Partners, Inc.                         Delaware
Shochet Securities, Inc.                                   Florida
GKN Securities AG                                       Switzerland
GKN Asset Management AG                                 Switzerland
GKN Capital Management Corp.                              New York
Dalewood Associates, Inc.                                 New York
GKN Property Management, Inc.                            New Jersey
GKN Realty Corp.                                         New Jersey